Exhibit 10.1

ASSIGNMENT AND CONDITIONAL ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND CONDITIONAL ASSUMPTION AGREEMENT (this “Assignment”) is entered into and effective as of April 19, 2025 (the “Effective Date”), by and between WAY MAKER GROWTH FUND, LLC, a Texas limited liability company, whose address is 603 E. Broadway St., Prosper, Texas 75078 (the “Original Purchaser”) and WINT REAL ESTATE, LLC, a Delaware limited liability company, whose address is 2600 Kelly Road, Suite 100, Warrington, Pennsylvania, 18976 (the “Purchaser”).

WHEREAS, Original Purchaser and TBB Crescent Park Drive LLC, a Delaware limited liability company (“Seller”) are parties to a certain Purchase and Sale Agreement dated June 28, 2024 (the “Original Agreement”), as amended by that certain First Amendment to Purchase and Sale Agreement, dated December 19, 2024 (“First Amendment”) and by that certain Second Amendment to Purchase and Sale Agreement, dated March 25, 2025 (“Second Amendment” and, together with the Original Agreement and the First Amendment, and any other subsequent amendment, the “Purchase Agreement”) with respect to certain real property commonly known as The Aubrey, located at 11755 Southlake, Houston, Texas and more particularly described in the Purchase Agreement (the “Property”); and

WHEREAS, Original Purchaser and Seller are also parties to a certain Development Services Agreement, dated February 4, 2025, with respect to the Property (as amended by the Second Amendment, and as the same may be subsequently amended, the “Development Agreement” and, together with the Purchase Agreement, the “Assigned Agreements”); and

WHEREAS, Original Purchaser desires to assign the Assigned Agreements to Purchaser and Purchaser desires to assume the Assigned Agreements, subject to the conditions set forth in this Assignment;

WHEREAS, in anticipation of the satisfaction of the conditions set forth in this Assignment, Purchaser has advanced, on behalf of Original Purchaser, the sum of One Million Four Hundred Thousand and 00/100 Dollars ($1,400,000.00) as an addition to, and to be held as part of, the Earnest Money under the Purchase Agreement in exchange for an extension of the Closing Date (the “Additional Deposit”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.         Except as otherwise defined herein, all capitalized terms used in this Assignment (including the Recitals above) shall have the meanings given to such terms in the Purchase Agreement.

2.         As of the Effective Date, Original Purchaser hereby assigns, sets over and transfers to Purchaser, as of the date hereof, all of Original Purchaser’s rights, obligations and liabilities under the Assigned Agreements, and, subject to the satisfaction of the conditions set forth in Section 4 below as determined by the Purchaser in its sole and absolute discretion (the “Assumption Conditions”), Purchaser shall assume all of Original Purchaser’s rights, obligations and liabilities under the Assigned Agreements (the “Assumption”). Original Purchaser acknowledges that from and after the Effective Date, Original Purchaser shall have no further rights, of any kind or nature, with respect to the Assigned Agreements, and Purchaser shall have the sole discretion and right to exercise any or all such rights.

3.         Original Purchaser hereby assigns to Purchaser its interest in the Earnest Money. Purchaser acknowledges and agrees that (a) the Additional Deposit constitutes a portion of the Earnest Money for all purposes under the Purchase Agreement and (b) Purchaser shall have no right to receive a refund of the Earnest Money (including the Additional Deposit) from Seller or Escrow Holder, except as otherwise expressly set forth in the Purchase Agreement.

4.         Original Purchaser and Purchaser acknowledge and agree, that notwithstanding the funding of the Additional Deposit by Purchaser, that Purchaser shall not be deemed to have agreed to the Assumption unless and until the following are achieved to the satisfaction of Purchaser in its sole and absolute discretion:

(a)        The Purchase Agreement is amended as required by Purchaser.

(b)        Purchaser has reviewed and approved the Development Agreement.

(c)        Purchaser has reviewed and approved the Title Commitment and current Permitted Encumbrances.

(d)        Purchaser has reviewed and approved the Survey (if any).

(e)        Purchaser has reviewed and approved all terminated and Non-Terminable Contracts.

If Purchaser determines, in its sole and absolute discretion, that the Assumption Conditions have been satisfied, Purchaser shall deliver written notice to Original Purchaser and Seller confirming such satisfaction.

5.         Satisfaction of the Assumption Conditions shall neither constitute a condition to Closing nor result in a delay of the Closing. If the Assumption Conditions are not satisfied, Purchaser shall have no obligations or liabilities under the Purchase Agreement. The parties acknowledge, however, that notwithstanding anything herein to the contrary, if the Closing does not occur as and when required under the Purchase Agreement, Seller shall be entitled to (a) terminate the Purchase Agreement and retain the Earnest Money as set forth in Section 11.3 of the Original Agreement, and (b) exercise any and all other applicable remedies with respect to Original Purchaser (or, for the avoidance of doubt with respect to Purchaser, but only if the Assumption Conditions are satisfied) that expressly survive a termination of the Purchase Agreement.

6.         Purchaser’s address for notices under the Assigned Agreements is set forth in the preamble hereto.

7.         This Assignment does not in any manner modify the terms and conditions of the Assigned Agreements.

8.         This Assignment shall not relieve the Original Purchaser of its obligations and liabilities under the Assigned Agreements, and Original Purchaser remains liable therefor. If Purchaser agrees to the Assumption as set forth herein, Original Purchaser and Purchaser shall be jointly and severally liable for such obligations and liabilities under the Assigned Agreements, provided, however, Original Purchaser hereby agrees to indemnify and defend Purchaser against any and all loss, cost liability and expense incurred by Purchaser to Seller under the Purchase Agreement arising from actions of the Original Purchaser prior to the date of the Assumption.

9.         This Assignment shall be binding upon Original Purchaser and Purchaser and their respective successors and permitted assigns and shall inure to the benefit of Original Purchaser, Purchaser, Escrow Holder and Seller and their respective successors and permitted assigns. This Assignment may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Executed counterparts of this Assignment may be exchanged by electronic mail which shall be sufficient to bind the parties. The parties further agree that counterparts of this Assignment may be signed electronically via Adobe Sign, DocuSign protocol or other electronic platform. All such signatures may be used in the place of original "wet ink" signatures to this Assignment and shall have the same legal effect as the physical delivery of an original signature.

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